UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
--------------------------------------------------------------------------------
                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*


                              Lifeway Foods, Inc.
              -----------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
              ----------------------------------------------------
                         (Title of Class of Securities)


                                    531914109
         --------------------------------------------------------------
                                 (CUSIP Number)

     Fanny Picard                              Michael Harrison, Esq.
     GROUPE DANONE                             Danone Foods, Inc.
     7 rue de Teheran                          120 White Plains Road
     75381 Paris Cedex 08                      Tarrytown, New York 10591
     France
     Telephone:  (33-1) 44-35-20-20            Telephone: (914) 366-9700

--------------------------------------------------------------------------------
           (Name, Address and Telephone Number of Persons Authorized to Receive Notices and Communications)

                                    Copy to:
                              John J. Madden, Esq.

                               Shearman & Sterling
                              599 Lexington Avenue

                            New York, New York 10022
                            Telephone: (212) 848-4000

                                November 5, 1999
         --------------------------------------------------------------
            (Date of Event which requires Filing of this Statement)
--------------------------------------------------------------------------------

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box |_|.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



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



CUSIP No.  531914109
--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          GROUPE DANONE
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

          (a)     |_|
          (b)     |_|
--------------------------------------------------------------------------------
3.        SEC Use Only
--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          WC
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).

                                                                      |_|
--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          France
--------------------------------------------------------------------------------
7.                                Sole Voting Power

                                  0
                                  ----------------------------------------------
8.        Number of Shares        Shared Voting Power
            Beneficially
                Owned             782,927
                 By               ----------------------------------------------
9.              Each              Sole Dispositive Power
          Reporting Person
                With              0
                                  ----------------------------------------------
10.                               Shared Dispositive Power

                                  782,927
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          782,927
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)

                                                                      |_|
--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          18.1%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          HC/CO
--------------------------------------------------------------------------------



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


CUSIP No.  531914109
--------------------------------------------------------------------------------
1.        Name of Reporting Person
          S.S. or I.R.S. Identification No. of Above Person

          DANONE FOODS, INC.
--------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group

          (a)     |_|
          (b)     |_|
--------------------------------------------------------------------------------
3.        SEC Use Only
--------------------------------------------------------------------------------
4.        Source of Funds (See Instructions)

          AF
--------------------------------------------------------------------------------
5.        Check if Disclosure of Legal Proceedings is Required Pursuant to
          Item 2(d) or 2(e).

                                                                      |_|
--------------------------------------------------------------------------------
6.        Citizenship or Place of Organization

          Delaware
--------------------------------------------------------------------------------
7.                                Sole Voting Power

                                  0
                                  ----------------------------------------------
8.        Number of Shares        Shared Voting Power
            Beneficially
                Owned             782,927
                 By               ----------------------------------------------
9.              Each              Sole Dispositive Power
          Reporting Person
                With              0
                                  ----------------------------------------------
10.                               Shared Dispositive Power

                                  782,927
--------------------------------------------------------------------------------
11.       Aggregate Amount Beneficially Owned by Each Reporting Person

          782,927
--------------------------------------------------------------------------------
12.       Check if the Aggregate Amount in Row (11) Excludes Certain Shares
          (See Instructions)

                                                                      |_|
--------------------------------------------------------------------------------
13.       Percent of Class Represented by Amount in Row (11)

          18.1%
--------------------------------------------------------------------------------
14.       Type of Reporting Person (See Instructions)

          CO
--------------------------------------------------------------------------------



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




                         Amendment No. 2 to Schedule 13D

         GROUPE DANONE, a societe anonyme organized under the laws of the Republic of France, and Danone Foods, Inc. ("Danone Foods"), a Delaware corporation, hereby amend and supplement the statement on Schedule 13D (the "Statement") previously filed by GROUPE DANONE and Danone Foods with the Securities and Exchange Commission on October 12, 1999, as amended, with respect to the common stock, no par value (the "Lifeway Common Stock") of Lifeway Foods, Inc., an Illinois corporation, with its principal executive offices at 6431 W. Oakton Street, Morton Grove, Illinois 60053 (the "Issuer"). Except as amended and supplemented, the Statement, including the definitions of terms not otherwise defined herein, remains in full force and effect.

Item 3.  Source and Amount of Funds or Other Consideration

         On October 30, 1999, Danone Foods entered into a Stock Purchase Agreement (the "Shaw Stock Purchase Agreement") with Clark Street Associates, an Illinois general partnership, the Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw, the Margaret W. Shaw Trust U/A/D 10/06/83 and the William W. Shaw Trust U/A/D 12/28/63 (collectively the "Shaw Entities"). Pursuant to the Shaw Stock Purchase Agreement, on October 30, 1999, Danone Foods acquired 25,000 shares of Lifeway Common Stock directly from the Shaw Entities at a price of U.S. $10.00 per share. The total consideration paid by Danone Foods to acquire the 25,000 shares of Lifeway Common Stock was U.S. $250,000.

         On November 4, 1999, Danone Foods entered into a Stock Purchase Agreement with Carl Everhart, Robert Everhart and Nicole Everhart (the "Everhart Stock Purchase Agreement"). Pursuant to the Everhart Stock Purchase Agreement, on November 4, 1999, Danone Foods acquired 9,050 shares of Lifeway Common Stock directly from Carl Everhart, Robert Everhart and Nicole Everhart at a price of U.S. $10.00 per share. The total consideration paid by Danone Foods to acquire the 9,050 shares of Lifeway Common Stock was U.S. $90,500.

         On November 5, 1999, Danone Foods entered into a Stock Purchase Agreement with Pol & Galina Sikar and Montrose Glass & Mirror Corporation (the "Sikar Stock Purchase Agreement"). Pursuant to the Sikar Stock Purchase Agreement, on November 5, 1999, Danone Foods acquired 10,000 shares of Lifeway Common Stock directly from Pol & Galina Sikar and Montrose Glass & Mirror Corporation at a price of U.S. $10.00 per share. The total consideration paid by Danone Foods to acquire the 10,000 shares of Lifeway Common Stock was U.S. $100,000.

         On November 9, 1999, Danone Foods entered into a Stock Purchase Agreement with Kirgam International, Inc., an Illinois corporation (the "Kirgam Stock Purchase Agreement"). Pursuant to the Kirgam Stock Purchase Agreement, on November 9, 1999, Danone Foods



                                     4 of 8
acquired 13,610 shares of Lifeway Common Stock directly from Kirgam International, Inc. at a price of U.S. $10.00 per share. The total consideration paid by Danone Foods to acquire the 13,610 shares of Lifeway Common Stock was U.S. $136,100.

         On November 10, 1999, Danone Foods entered into a Stock Purchase Agreement with Patrick W. Shaw, the Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw and the William W. Shaw Trust U/A/D 12/28/63 (the "Shaw II Stock Purchase Agreement"). Pursuant to the Shaw II Stock Purchase Agreement, on November 10, 1999, Danone Foods acquired 5,000 shares of Lifeway Common Stock directly from Patrick W. Shaw, the Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw and the William W. Shaw Trust U/A/D 12/28/63 at a price of U.S. $10.00 per share. The total consideration paid by Danone Foods to acquire the 5,000 shares of Lifeway Common Stock was U.S. $50,000.

         GROUPE DANONE provided Danone Foods with funds from internally generated working capital to finance the foregoing acquisitions.

Item 4.  Purpose of Transactions

         Danone Foods has acquired the 62,660 shares of Lifeway Common Stock for the purpose of making an additional equity investment in the Issuer and to complement the development of a commercial relationship with the Issuer. Danone Foods intends to acquire up to an additional 1.9% of the aggregate number of outstanding shares of Lifeway Common Stock through privately negotiated transactions.

Item 5.  Interest in Securities of the Issuer

1.       GROUPE DANONE

         (a)-(b) Following the acquisition of shares of Lifeway Common Stock pursuant to the Shaw Stock Purchase Agreement, the Everhart Stock Purchase Agreement, the Sikar Stock Purchase Agreement, the Kirgam Stock Purchase Agreement and the Shaw II Stock Purchase Agreement, GROUPE DANONE beneficially owns and has the shared power to vote and to dispose of 782,927 shares of Lifeway Common Stock, representing 18.1% of the shared voting power of the outstanding shares of Lifeway Common Stock. The calculation of the foregoing percentage is based on the number of shares of Lifeway Common Stock disclosed to Danone Foods by the Issuer as outstanding as of October 1, 1999. Except as set forth herein, to the knowledge of GROUPE DANONE, no director or executive officer of GROUPE DANONE beneficially owns any other shares of Lifeway Common Stock.

         (c) Except as set forth in the Statement, as amended, and except as described herein, there have been no transactions by GROUPE DANONE in securities of the Issuer during the past sixty days. Except as set forth herein, to the knowledge of GROUPE DANONE, there have been no transactions by any director or executive officer of GROUPE DANONE in securities of the Issuer during the past sixty days.



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



         (d) No one other than GROUPE DANONE and Danone Foods is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Lifeway Common Stock purchased by Danone Foods.

         (e) Not applicable.

2.       Danone Foods, Inc.

         (a)-(b) Following the acquisition of shares of Lifeway Common Stock pursuant to the Shaw Stock Purchase Agreement, the Everhart Stock Purchase Agreement, the Sikar Stock Purchase Agreement, the Kirgam Stock Purchase Agreement and the Shaw II Stock Purchase Agreement, Danone Foods beneficially owns and has the shared power to vote and to dispose of 782,927 shares of Lifeway Common Stock, representing 18.1% of the shared voting power of the outstanding shares of Lifeway Common Stock. The calculation of the foregoing percentage is based on the number of shares of Lifeway Common Stock disclosed to Danone Foods by the Issuer as outstanding as of October 1, 1999. Except as set forth herein, to the knowledge of Danone Foods, no director or executive officer of Danone Foods beneficially owns any other shares of Lifeway Common Stock.

         (c) Except as set forth in the Statement, as amended, and except as described herein, there have been no transactions by Danone Foods in securities of the Issuer during the past sixty days. Except as set forth herein, to the knowledge of Danone Foods, there have been no transactions by any director or executive officer of Danone Foods in securities of the Issuer during the past sixty days.

         (d) No one other than Danone Foods and GROUPE DANONE is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the shares of Lifeway Common Stock purchased by Danone Foods.

         (e) Not applicable.

Item 6. Contracts, Arrangements, Understanding or Relationships with Respect to Securities of the Issuer

         The Shaw Stock Purchase Agreement

         Pursuant to the Shaw Stock Purchase Agreement, on October 30, 1999, Danone Foods purchased 25,000 shares of Lifeway Common Stock directly from the Shaw Entities at a purchase price of U.S. $10.00 per share.



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



         The Everhart Stock Purchase Agreement

         Pursuant to the Everhart Stock Purchase Agreement, on November 4, 1999, Danone Foods purchased 9,050 shares of Lifeway Common Stock directly from Carl Everhart, Robert Everhart and Nicole Everhart at a purchase price of U.S. $10.00 per share.

         The Sikar Stock Purchase Agreement

         Pursuant to the Sikar Stock Purchase Agreement, on November 5, 1999, Danone Foods purchased 10,000 shares of Lifeway Common Stock directly from Pol & Galina Sikar and Montrose Glass & Mirror Corporation at a purchase price of U.S. $10.00 per share.

         The Kirgam Stock Purchase Agreement

         Pursuant to the Kirgam Stock Purchase Agreement, on November 9, 1999, Danone Foods purchased 13,610 shares of Lifeway Common Stock directly from Kirgam International, Inc. at a purchase price of U.S. $10.00 per share.

         The Shaw II Stock Purchase Agreement

         Pursuant to the Shaw II Stock Purchase Agreement, on November 10, 1999, Danone Foods purchased 5,000 shares of Lifeway Common Stock directly from Patrick W. Shaw, the Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw and the William W. Shaw Trust U/A/D 12/28/63 at a purchase price of U.S. $10.00 per share.

         The preceding summary of the above agreements is not intended to be complete and is qualified in its entirety by reference to the full text of the Shaw Stock Purchase Agreement, the Everhart Stock Purchase Agreement, the Sikar Stock Purchase Agreement, the Kirgam Stock Purchase Agreement and the Shaw II Stock Purchase Agreement, copies of each of which are filed as an Exhibit hereto and are incorporated herein by reference.

Item 7.  Material to be Filed as Exhibits

         The following Exhibits are filed with this Amendment No. 2:

         Exhibit 11 Power of Attorney, dated October 12, 1999, granted by GROUPE DANONE authorizing Fanny Picard to sign statements on Schedule 13D and amendments thereto (filed as Exhibit 4 to the Statement and incorporated herein by reference).

         Exhibit 12 Power of Attorney, dated October 12, 1999, granted by Danone Foods authorizing Fanny Picard to sign statements on Schedule 13D and amendments thereto (filed as Exhibit 5 to the Statement and incorporated herein by reference).



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



         Exhibit 13 Stock Purchase Agreement, dated as of October 30, 1999, between Danone Foods and Clark Street Associates, the Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw, the Margaret W. Shaw Trust U/A/D 10/06/83 and the William W. Shaw Trust U/A/D 12/28/63.

         Exhibit 14 Stock Purchase Agreement, dated as of November 4, 1999, between Danone Foods and Carl Everhart, Robert Everhart and Nicole Everhart.

         Exhibit 15 Stock Purchase Agreement, dated as of November 5, 1999, between Danone Foods and Pol & Galina Sikar and Montrose Glass & Mirror Corporation.

         Exhibit 16 Stock Purchase Agreement, dated as of November 9, 1999, between Danone Foods and Kirgam International, Inc.

         Exhibit 17 Stock Purchase Agreement, dated as of November 10, 1999, between Danone Foods and Patrick W. Shaw, the Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw and the William W. Shaw Trust U/A/D 12/28/63.



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



         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 10, 1999

                                            GROUPE DANONE



                                            By:   /s/ Fanny Picard
                                               ---------------------------------
                                               Name:  Fanny Picard
                                               Title: Attorney-In-Fact

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  November 10, 1999

                                            DANONE FOODS, INC.



                                            By:   /s/ Fanny Picard
                                               ---------------------------------
                                               Name:  Fanny Picard
                                               Title: Attorney-In-Fact

                                                                      Exhibit 13


================================================================================







                     --------------------------------------

                            STOCK PURCHASE AGREEMENT

                     --------------------------------------


                                     Between

                            CLARK STREET ASSOCIATES,
                      THE ROGER D. SHAW TRUST U/A/D 7/28/33
                             F/B/O MARGARET W. SHAW,
                   THE MARGARET W. SHAW TRUST U/A/D 10/06/83,
                    THE WILLIAM W. SHAW TRUST U/A/D 12/28/63

                                       and

                               DANONE FOODS, INC.






                          Dated as of October 30, 1999

                                TABLE OF CONTENTS

Section                                                                     Page

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms...................................................1

                                   ARTICLE II

                                PURCHASE AND SALE

2.01.  Purchase and Sale of the Shares.........................................2
2.02.  Purchase Price..........................................................2
2.03.  Closing.................................................................3

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.01.  Authorization...........................................................3
3.02.  Ownership of Shares.....................................................4
3.03.  No Conflict.............................................................4
3.04.  Absence of Litigation...................................................4
3.05.  Brokers.................................................................4
3.06.  Disclosure; Access to Information.......................................4

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization and Authority of the Purchaser.............................5
4.02.  No Conflict.............................................................5
4.03.  Investment Purpose......................................................5
4.04.  Brokers.................................................................5

Section                                                                     Page

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01.  Public Announcements....................................................6
5.02.  Further Action..........................................................6
5.03.  Investigation...........................................................6

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.01.  Condition to Obligations of the Seller..................................7
6.02.  Conditions to Obligations of the Purchaser..............................7

                                   ARTICLE VII

                                   TERMINATION

7.01.  Termination.............................................................7
7.02.  Effect of Termination...................................................8

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.01.  Waiver..................................................................8
8.02.  Expenses................................................................8
8.03.  Notices.................................................................8
8.04.  Headings...............................................................10
8.05.  Severability...........................................................10
8.06.  Entire Agreement.......................................................10
8.07.  Assignment.............................................................10
8.08.  No Third Party Beneficiaries...........................................10
8.09.  Amendment..............................................................10
8.10.  Governing Law..........................................................10
8.11.  Waiver of Jury Trial...................................................11
8.12.  Counterparts...........................................................11
8.13.  Specific Performance...................................................11
8.14.  Survival of Representations and Warranties.............................11

         STOCK PURCHASE AGREEMENT, dated as of October 30, 1999, between Clark Street Associates, an Illinois general partnership, the Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw, the Margaret W. Shaw Trust U/A/D 10/06/83 and the William W. Shaw Trust U/A/D 12/28/63 (each a "Seller", and collectively, the "Sellers") and Danone Foods, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Sellers own at least 25,000 shares of common stock, no par value per share (the "Common Stock") of Lifeway Foods, Inc., an Illinois corporation (the "Company"); and

         WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, 25,000 shares of the Common Stock (such shares to be sold pursuant to this Agreement being individually, a "Share" and, collectively, the "Shares"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Business" means the business of manufacturing, marketing and selling cultured, probiotic and functional food products in the health food industry and all other business which prior to the date hereof has been conducted by the Company and the Subsidiaries.

         "Closing" has the meaning specified in Section 2.03(a).

         "Closing Date" has the meaning specified in Section 2.03(a).

         "Common Stock" has the meaning specified in the recitals to this Agreement.

         "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Governmental Authority" means any United States federal, state, local, supranational or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Purchase Price" has the meaning specified in Section 2.02.

                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, 25,000 Shares.

         SECTION 2.02. Purchase Price. The purchase price shall be $10.00 per Share (the "Purchase Price") payable as provided in Section 2.03(b).

         SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling at 10:00 A.M., New York time, on such date on or before October 31, 1999 as the Purchaser may determine, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date").

         (b) At the Closing, (i) the Sellers shall deliver or cause to be delivered to the Purchaser stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and (ii) the Purchaser shall, at the election of the Sellers, (x) deliver to the Sellers a certified check in the amount of $70,000, made payable to the order of Clark Street Associates, a certified check in the amount of $110,000, made payable to the order of Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw, a certified check in the amount of $50,000, made payable to the order of Margaret W. Shaw Trust U/A/D 10/06/83 and a certified check in the amount of $20,000, made payable to the order of William
W. Shaw Trust U/A/D 12/28/63 or (y) pay to the Sellers the amount of $250,000 by wire transfer of immediately available funds to the bank accounts designated by the Sellers. The Sellers agree to provide the Purchaser with notice of such election at least one day prior to the Closing Date.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to the Purchaser to enter into this Agreement, each of the Sellers hereby, severally but not jointly, represent and warrant to the Purchaser as follows:

         SECTION 3.01. Authorization. Each Seller, if it is an individual, has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. Each Seller, if it is a corporation or other legal entity, is duly organized, validly existing and in good standing under the laws of its incorporation or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller, and this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

         SECTION 3.02. Ownership of Shares. Each Seller has good and marketable title to, and is the record and beneficial owner of, the number of Shares set forth next to such Seller's name in Schedule B to this Agreement, free and clear of all Encumbrances. Upon delivery of the Shares by the Sellers to the Purchaser at the Closing and payment of the Purchase Price for the Shares, as herein provided, the Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances.

         SECTION 3.03. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by each Seller do not and will not (a) conflict with or violate any Law or Governmental Order applicable to such Seller or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, obligation or arrangement to which such Seller is a party or by which any of the Shares are bound or affected or which would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

         SECTION 3.04. Absence of Litigation. There are no Actions by or against any Seller pending before any Governmental Authority (or, to the best knowledge of such Seller after due inquiry, threatened to be brought by or before any Governmental Authority) relating to or affecting the Shares or which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Each Seller is not subject to any Governmental Order (nor, to the best knowledge of each Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) relating to or affecting the Shares or which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each Seller.

         SECTION 3.06. Disclosure; Access to Information. Each Seller has received and reviewed the materials listed in Schedule A to this Agreement, but has not necessarily relied on all the information contained in such materials. Each Seller acknowledges that the materials listed in Schedule A to this Agreement contain certain information concerning the Company and each Seller agrees to maintain, and to cause its Affiliates to maintain the confidentiality of any and all such information furnished to each Seller, except with the prior written consent of the Purchaser or as may be required by any Governmental Order or judicial proceeding.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

         SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers thereto) constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

         SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to any Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, by-laws or other similar organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which, with respect to clauses (b) and (c) above would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

         SECTION 4.03. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. Public Announcements. The Sellers shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser, and the Sellers shall cooperate with the Purchaser as to the timing and contents of any such press release or public announcement.

         SECTION 5.02. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

         SECTION 5.03. Investigation. (a) Each Seller acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Business and the Shares, including with limitation, the value thereof, (ii) has been furnished with or given adequate access to such information as it has requested about the Company, the Business and the Shares and (iii) except as provided in this Agreement, will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Purchaser, the Company or such Persons concerning the Company, the Business or the Shares.

         (b) In connection with each Seller's investigation of the Company and the Business, each Seller may receive from the Purchaser and the Company, or their respective representatives, certain estimates, projections and other forecasts for the Company and the Business. Each Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that such Seller is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of, and neither the Purchaser nor the Company shall have any responsibility with respect to, the adequacy and accuracy of any such estimates, projections, forecasts, plans and budgets so furnished to it, and that such Seller will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable with respect thereto.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.01. Condition to Obligations of the Seller. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects.

         SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior the Closing, of the condition that the representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Sellers at or prior to the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate signed by each Seller to such effect.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual written consent of the Purchaser and the Sellers;

         (b) by either the Purchaser or the Sellers if the Closing shall not have occurred by December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

         (c) by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (d) by the Purchaser if, between the date hereof and the time scheduled for the Closing, any Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Seller seeking to adjudicate it bankrupt or insolvent, or seeking arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

         SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01. Waiver. The Sellers and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 8.02. Expenses. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         (b) The Sellers will pay any stamp duties, capital duties and taxes payable upon the sale of the Shares.

         SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

         (a) if to the Sellers:

             Thomasville Route Box 60B
             Birch Tree, MO 65438
             Fax: (417) 764-3706
             Attention: William W. Shaw

         (b) if to the Purchaser:

             Danone Foods, Inc.
             120 White Plains Road
             Tarrytown, New York 10591
             Fax: (914) 366-2865
             Attention: General Counsel

             with a copy to:

             Groupe Danone
             7 rue de Teheran
             75381 Paris Cedex 08
             Fax: 33-1-44-352-554
             Attention: General Counsel

             and a copy to:

             Groupe Danone
             7 rue de Teheran
             75381 Paris Cedex 08
             Fax: 33-1-44-352-097
             Attention: Director of Corporate Development

                     and

             Shearman & Sterling
             599 Lexington Avenue
             New York, NY  10022
             Telecopy:  212-848-7179
             Attention:  John J. Madden, Esq.

         SECTION 8.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 8.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

         SECTION 8.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser); provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Sellers.

         SECTION 8.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 8.01.

         SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

         SECTION 8.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this
Section 8.11.

         SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in additional to any other remedy at Law or equity.

         SECTION 8.14. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in Articles III and IV shall survive the Closing until the second anniversary thereof.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                           CLARK STREET ASSOCIATES


                                           By:   /s/ William W. Shaw, Trustee
                                              ----------------------------------
                                              Name:  William W. Shaw, Trustee
                                              Title: Partner


                                           ROGER D. SHAW TRUST U/A/D 7/28/33
                                           F/B/O MARGARET W. SHAW

                                           By:   /s/ William W. Shaw
                                              ----------------------------------
                                              Name:  William W. Shaw
                                              Title: Trustee


                                           MARGARET W. SHAW TRUST
                                           U/A/D 10/06/83

                                           By:   /s/ William W. Shaw
                                              ----------------------------------
                                              Name:  William W. Shaw
                                              Title: Trustee


                                           WILLIAM W. SHAW TRUST
                                           U/A/D 12/28/63

                                           By:   /s/ Roger D. Shaw Jr.
                                              ----------------------------------
                                              Name:  Roger D. Shaw Jr.
                                              Title: Trustee

                                            DANONE FOODS, INC.


                                            By:  /s/ Michael Harrison
                                              ----------------------------------
                                              Name:  Michael Harrison
                                              Title: Vice President

                                   SCHEDULE A

1. The "Company Profile and Representation" prepared by the Company and dated June 7, 1999; and

2. The "Due Diligence Findings" Report (without attachments), dated June 2, 1999, prepared for and on behalf of the Purchaser.

                                   SCHEDULE B



Name:                                         Shares:
----                                          ------

Clark Street Associates                        7,000
Roger D. Shaw Trust                           11,000
U/A/D 7/28/33,
F/B/O Margaret W. Shaw
Margaret W. Shaw Trust                         5,000
U/A/D 10/06/83
William W. Shaw Trust                          2,000
U/A/D 12/28/63

                                                                      Exhibit 14


================================================================================





                     --------------------------------------

                            STOCK PURCHASE AGREEMENT

                     --------------------------------------


                                     Between

                                 CARL EVERHART,
                                ROBERT EVERHART,
                                 NICOLE EVERHART
                                       and

                               DANONE FOODS, INC.




                          Dated as of November 4, 1999



================================================================================

                                TABLE OF CONTENTS

Section                                                                     Page

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms...................................................1

                                   ARTICLE II

                                PURCHASE AND SALE

2.01.  Purchase and Sale of the Shares.........................................2
2.02.  Purchase Price..........................................................2
2.03.  Closing.................................................................3

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.01.  Authorization...........................................................3
3.02.  Ownership of Shares.....................................................3
3.03.  No Conflict.............................................................4
3.04.  Absence of Litigation...................................................4
3.05.  Brokers.................................................................4
3.06.  Disclosure; Access to Information.......................................4


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization and Authority of the Purchaser.............................5
4.02.  No Conflict.............................................................5
4.03.  Investment Purpose......................................................5
4.04.  Brokers.................................................................5

Section                                                                     Page

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01.  Public Announcements....................................................6
5.02.  Further Action..........................................................6
5.03.  Investigation...........................................................6

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.01.  Condition to Obligations of the Seller..................................7
6.02.  Conditions to Obligations of the Purchaser..............................7

                                   ARTICLE VII

                                   TERMINATION

7.01.  Termination.............................................................7
7.02.  Effect of Termination...................................................8

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.01.  Waiver..................................................................8
8.02.  Expenses................................................................8
8.03.  Notices.................................................................8
8.04.  Headings...............................................................10
8.05.  Severability...........................................................10
8.06.  Entire Agreement.......................................................10
8.07.  Assignment.............................................................10
8.08.  No Third Party Beneficiaries...........................................10
8.09.  Amendment..............................................................10
8.10.  Governing Law..........................................................10
8.11.  Waiver of Jury Trial...................................................10
8.12.  Counterparts...........................................................11
8.13.  Specific Performance...................................................11
8.14.  Survival of Representations and Warranties.............................11

         STOCK PURCHASE AGREEMENT, dated as of November 4, 1999, between Carl Everhart, Robert Everhart and Nicole Everhart, each of 5818 Dearborn Parkway, Downers Grove, Illinois (each a "Seller", and collectively, the "Sellers") and Danone Foods, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Sellers own at least 9,050 shares of common stock, no par value per share (the "Common Stock") of Lifeway Foods, Inc., an Illinois corporation (the "Company"); and

         WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, 9,050 shares of the Common Stock (such shares to be sold pursuant to this Agreement being individually, a "Share" and, collectively, the "Shares"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Business" means the business of manufacturing, marketing and selling cultured, probiotic and functional food products in the health food industry and all other business which prior to the date hereof has been conducted by the Company and the Subsidiaries.

         "Closing" has the meaning specified in Section 2.03(a).

         "Closing Date" has the meaning specified in Section 2.03(a).

         "Common Stock" has the meaning specified in the recitals to this Agreement.

         "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Governmental Authority" means any United States federal, state, local, supranational or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Purchase Price" has the meaning specified in Section 2.02.

                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, 9,050 Shares.

         SECTION 2.02. Purchase Price. The purchase price shall be $10.00 per Share (the "Purchase Price") payable as provided in Section 2.03(b).

         SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling at 10:00 A.M., New York time, on such date on or before October 31, 1999 as the Purchaser may determine, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date").

         (b) At the Closing, (i) the Sellers shall deliver or cause to be delivered to the Purchaser stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and (ii) the Purchaser shall, at the election of the Sellers, (x) deliver to the Sellers a certified check in the amount of $73,000, made payable to the order of Carl Everhart and a certified check in the amount of $17,500, made payable to the order of Robert Everhart and Nicole Everhart or (y) pay to the Sellers the amount of $90,500 by wire transfer of immediately available funds to the bank accounts designated by the Sellers. The Sellers agree to provide the Purchaser with notice of such election at least one day prior to the Closing Date.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to the Purchaser to enter into this Agreement, each of the Sellers hereby, severally but not jointly, represent and warrant to the Purchaser as follows:

         SECTION 3.01. Authorization. Each Seller, if it is an individual, has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. Each Seller, if it is a corporation or other legal entity, is duly organized, validly existing and in good standing under the laws of its incorporation or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller, and this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

         SECTION 3.02. Ownership of Shares. Each Seller has good and marketable title to, and is the record and beneficial owner of, the number of Shares set forth next to such Seller's name in Schedule B to this Agreement, free and clear of all Encumbrances. Upon delivery of the Shares by the Sellers to the Purchaser at the Closing and payment of the Purchase Price for the

Shares, as herein provided, the Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances.

         SECTION 3.03. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by each Seller do not and will not (a) conflict with or violate any Law or Governmental Order applicable to such Seller or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, obligation or arrangement to which such Seller is a party or by which any of the Shares are bound or affected or which would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

         SECTION 3.04. Absence of Litigation. There are no Actions by or against any Seller pending before any Governmental Authority (or, to the best knowledge of such Seller after due inquiry, threatened to be brought by or before any Governmental Authority) relating to or affecting the Shares or which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Each Seller is not subject to any Governmental Order (nor, to the best knowledge of each Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) relating to or affecting the Shares or which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each Seller.

         SECTION 3.06. Disclosure; Access to Information. Each Seller has received and reviewed the materials listed in Schedule A to this Agreement, but has not necessarily relied on all the information contained in such materials. Each Seller acknowledges that the materials listed in Schedule A to this Agreement contain certain material non-public information concerning the Company and each Seller agrees to maintain, and to cause its Affiliates to maintain the confidentiality of any and all such material non-public information furnished to each Seller, except with the prior written consent of the Purchaser or as may be required by any Governmental Order.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

         SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers thereto) constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

         SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to any Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, by-laws or other similar organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which, with respect to clauses (b) and (c) above would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

         SECTION 4.03. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. Public Announcements. The Sellers shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser, and the Sellers shall cooperate with the Purchaser as to the timing and contents of any such press release or public announcement.

         SECTION 5.02. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

         SECTION 5.03. Investigation. (a) Each Seller acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Business and the Shares, including with limitation, the value thereof, (ii) has been furnished with or given adequate access to such information as it has requested about the Company, the Business and the Shares and (iii) except as provided in this Agreement, will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Purchaser, the Company or such Persons concerning the Company, the Business or the Shares.

         (b) In connection with each Seller's investigation of the Company and the Business, each Seller may receive from the Purchaser and the Company, or their respective representatives, certain estimates, projections and other forecasts for the Company and the Business. Each Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that such Seller is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of, and neither the Purchaser nor the Company shall have any responsibility with respect to, the adequacy and accuracy of any such estimates, projections, forecasts, plans and budgets so furnished to it, and that such Seller will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable with respect thereto.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.01. Condition to Obligations of the Seller. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects.

         SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior the Closing, of the condition that the representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Sellers at or prior to the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate signed by each Seller to such effect.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual written consent of the Purchaser and the Sellers;

         (b) by either the Purchaser or the Sellers if the Closing shall not have occurred by December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

         (c) by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

    Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (d) by the Purchaser if, between the date hereof and the time scheduled for the Closing, any Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Seller seeking to adjudicate it bankrupt or insolvent, or seeking arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

         SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01. Waiver. The Sellers and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 8.02. Expenses. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         (b) The Sellers will pay any stamp duties, capital duties and taxes payable upon the sale of the Shares.

         SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

         (a) if to the Sellers:

             5818 Dearborn Parkway
             Downers Grove, IL  60516
             Fax: (630) 852-6423
             Attention:  Carl Everhart
                         Robert Everhart

         (b) if to the Purchaser:

             Danone Foods, Inc.
             120 White Plains Road
             Tarrytown, New York 10591
             Fax: (914) 366-2865
             Attention: General Counsel

             with a copy to:

             Groupe Danone
             7 rue de Teheran
             75381 Paris Cedex 08
             Fax: 33-1-44-352-554
             Attention: General Counsel

             and a copy to:

             Groupe Danone
             7 rue de Teheran
             75381 Paris Cedex 08
             Fax: 33-1-44-352-097
             Attention: Director of Corporate Development

                    and

             Shearman & Sterling
             599 Lexington Avenue
             New York, NY  10022
             Telecopy:  212-848-7179
             Attention:  John J. Madden, Esq.

         SECTION 8.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 8.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

         SECTION 8.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser); provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Sellers.

         SECTION 8.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 8.01.

         SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

         SECTION 8.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 8.11.

         SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in additional to any other remedy at Law or equity.

         SECTION 8.14. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in Articles III and IV shall survive the Closing until the second anniversary thereof.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        By:  /s/ Carl Everhart
                                           -------------------------------------
                                           Name: Carl Everhart

                                        By:  /s/ Robert Everhart
                                           -------------------------------------
                                           Name: Robert Everhart

                                        By:  /s/ Nicole Everhart
                                           -------------------------------------
                                           Name: Nicole Everhart

                                        DANONE FOODS, INC.

                                        By:   /s/ Michael Harrison
                                           -------------------------------------
                                           Name:  Michael Harrison
                                           Title: Vice President

                                   SCHEDULE A

1. The "Company Profile and Representation" prepared by the Company and dated June 7, 1999; and

2. The "Due Diligence Findings" Report (without attachments), dated June 2, 1999, prepared for and on behalf of the Purchaser.

                                   SCHEDULE B

Name:                                                         Shares:
----                                                          ------

Carl Everhart                                                 7,300
Robert Everhart and Nicole Everhart                           1,750

                                                                      Exhibit 15

================================================================================




                     --------------------------------------

                            STOCK PURCHASE AGREEMENT

                     --------------------------------------


                                      Among

                                   POL SIKAR,
                                  GALINA SIKAR,
                       MONTROSE GLASS & MIRROR CORPORATION

                                       and

                               DANONE FOODS, INC.



                          Dated as of November 5, 1999






================================================================================

                                TABLE OF CONTENTS

Section                                                                    Page
-------                                                                    ----

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms................................................1

                                   ARTICLE II

                                PURCHASE AND SALE

2.01.  Purchase and Sale of the Shares......................................2
2.02.  Purchase Price.......................................................2
2.03.  Closing..............................................................3

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.01.  Authorization........................................................3
3.02.  Ownership of Shares..................................................3
3.03.  No Conflict..........................................................4
3.04.  Absence of Litigation................................................4
3.05.  Brokers..............................................................4
3.06.  Disclosure; Access to Information....................................4

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization and Authority of the Purchaser..........................5
4.02.  No Conflict..........................................................5
4.03.  Investment Purpose...................................................5
4.04.  Brokers..............................................................5

Section                                                                    Page
-------                                                                    ----

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01.  Public Announcements.................................................6
5.02.  Further Action.......................................................6
5.03.  Investigation........................................................6

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.01.  Condition to Obligations of the Seller...............................7
6.02.  Conditions to Obligations of the Purchaser...........................7

                                   ARTICLE VII

                                   TERMINATION

7.01.  Termination..........................................................7
7.02.  Effect of Termination................................................8

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.01.  Waiver...............................................................8
8.02.  Expenses.............................................................8
8.03.  Notices..............................................................8
8.04.  Headings............................................................10
8.05.  Severability........................................................10
8.06.  Entire Agreement....................................................10
8.07.  Assignment..........................................................10
8.08.  No Third Party Beneficiaries........................................10
8.09.  Amendment...........................................................10
8.10.  Governing Law.......................................................10
8.11.  Waiver of Jury Trial................................................10
8.12.  Counterparts........................................................11
8.13.  Specific Performance................................................11
8.14.  Survival of Representations and Warranties..........................11

                  STOCK PURCHASE AGREEMENT, dated as of November 5, 1999, among Pol and Galina Sikar, both of 3907 Miller Drive, Glenview, Illinois, Montrose Glass & Mirror Corporation, an Illinois corporation (each a "Seller", and collectively, the "Sellers") and Danone Foods, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Sellers own at least 10,000 shares of common stock, no par value per share (the "Common Stock") of Lifeway Foods, Inc., an Illinois corporation (the "Company"); and

                  WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, 10,000 shares of the Common Stock (such shares to be sold pursuant to this Agreement being individually, a "Share" and, collectively, the "Shares"), upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Business" means the business of manufacturing, marketing and selling cultured, probiotic and functional food products in the health food industry and all other business which prior to the date hereof has been conducted by the Company and the Subsidiaries.

                  "Closing" has the meaning specified in Section 2.03(a).

                  "Closing Date" has the meaning specified in Section 2.03(a).

                  "Common Stock" has the meaning specified in the recitals to this Agreement.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Governmental Authority" means any United States federal, state, local, supranational or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Purchase Price" has the meaning specified in Section 2.02.

                                   ARTICLE II

                                PURCHASE AND SALE

                  SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, 10,000 Shares.

                  SECTION 2.02. Purchase Price. The purchase price shall be $10.00 per Share (the "Purchase Price") payable as provided in Section 2.03(b).

                  SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling at 10:00 A.M., New York time, on such date on or before October 31, 1999 as the Purchaser may determine, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date").

                  (b) At the Closing, (i) the Sellers shall deliver or cause to be delivered to the Purchaser stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and (ii) the Purchaser shall, at the election of the Sellers, (x) deliver to the Sellers a certified check in the amount of $82,000, made payable to the order of Pol and Galina Sikar and a certified check in the amount of $18,000, made payable to the order of Montrose Glass & Mirror Corporation or (y) pay to the Sellers the amount of $100,000 by wire transfer of immediately available funds to the bank accounts designated by the Sellers. The Sellers agree to provide the Purchaser with notice of such election at least one day prior to the Closing Date.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  As an inducement to the Purchaser to enter into this Agreement, each of the Sellers hereby, severally but not jointly, represent and warrant to the Purchaser as follows:

                  SECTION 3.01. Authorization. Each Seller, if it is an individual, has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. Each Seller, if it is a corporation or other legal entity, is duly organized, validly existing and in good standing under the laws of its incorporation or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller, and this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

                  SECTION 3.02. Ownership of Shares. Each Seller has good and marketable title to, and is the record and beneficial owner of, the number of Shares set forth next to such Seller's name in Schedule B to this Agreement, free and clear of all Encumbrances. Upon delivery of the Shares by the Sellers to the Purchaser at the Closing and payment of the Purchase Price for the

Shares, as herein provided, the Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances.

                  SECTION 3.03. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by each Seller do not and will not (a) conflict with or violate any Law or Governmental Order applicable to such Seller or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, obligation or arrangement to which such Seller is a party or by which any of the Shares are bound or affected or which would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

                  SECTION 3.04. Absence of Litigation. There are no Actions by or against any Seller pending before any Governmental Authority (or, to the best knowledge of such Seller after due inquiry, threatened to be brought by or before any Governmental Authority) relating to or affecting the Shares or which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Each Seller is not subject to any Governmental Order (nor, to the best knowledge of each Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) relating to or affecting the Shares or which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

                  SECTION 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each Seller.

                  SECTION 3.06. Disclosure; Access to Information. Each Seller has received and reviewed the materials listed in Schedule A to this Agreement, but has not necessarily relied on all the information contained in such materials. Each Seller acknowledges that the materials listed in Schedule A to this Agreement contain certain material non-public information concerning the Company and each Seller agrees to maintain, and to cause its Affiliates to maintain the confidentiality of any and all such material non-public information furnished to each Seller, except with the prior written consent of the Purchaser or as may be required by any Governmental Order.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

                  SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers thereto) constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

                  SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to any Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, by-laws or other similar organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which, with respect to clauses (b) and (c) above would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

                  SECTION 4.03. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

                  SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Public Announcements. The Sellers shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser, and the Sellers shall cooperate with the Purchaser as to the timing and contents of any such press release or public announcement.

                  SECTION 5.02. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

                  SECTION 5.03. Investigation. (a) Each Seller acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Business and the Shares, including with limitation, the value thereof, (ii) has been furnished with or given adequate access to such information as it has requested about the Company, the Business and the Shares and (iii) except as provided in this Agreement, will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Purchaser, the Company or such Persons concerning the Company, the Business or the Shares.

                  (b) In connection with each Seller's investigation of the Company and the Business, each Seller may receive from the Purchaser and the Company, or their respective representatives, certain estimates, projections and other forecasts for the Company and the Business. Each Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that such Seller is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of, and neither the Purchaser nor the Company shall have any responsibility with respect to, the adequacy and accuracy of any such estimates, projections, forecasts, plans and budgets so furnished to it, and that such Seller will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable with respect thereto.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

                  SECTION 6.01. Condition to Obligations of the Seller. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects.

                  SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior the Closing, of the condition that the representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Sellers at or prior to the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate signed by each Seller to such effect.

                                   ARTICLE VII

                                   TERMINATION

                  SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of the Purchaser and the Sellers;

                  (b) by either the Purchaser or the Sellers if the Closing shall not have occurred by December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

                  (c) by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

         Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (d) by the Purchaser if, between the date hereof and the time scheduled for the Closing, any Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Seller seeking to adjudicate it bankrupt or insolvent, or seeking arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

                  SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01. Waiver. The Sellers and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                  SECTION 8.02. Expenses. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  (b) The Sellers will pay any stamp duties, capital duties and taxes payable upon the sale of the Shares.

                  SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

                  (a)      if to the Sellers:

                           3907 Miller Drive
                           Glenview, Illinois 60025
                           Fax: (847) 773-478-8880
                           Attention: Pol and Galina Sikar
                                      Montrose Glass & Mirror Corporation

                  (b)      if to the Purchaser:

                           Danone Foods, Inc.
                           120 White Plains Road
                           Tarrytown, New York 10591
                           Fax: (914) 366-2865
                           Attention: General Counsel

                           with a copy to:

                           Groupe Danone
                           7 rue de Teheran
                           75381 Paris Cedex 08
                           Fax: 33-1-44-352-554
                           Attention: General Counsel

                           and a copy to:

                           Groupe Danone
                           7 rue de Teheran
                           75381 Paris Cedex 08
                           Fax: 33-1-44-352-097
                           Attention: Director of Corporate Development

                                    and

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022
                           Telecopy:  212-848-7179
                           Attention:  John J. Madden, Esq.

                  SECTION 8.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  SECTION 8.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

                  SECTION 8.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser); provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Sellers.

                  SECTION 8.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 8.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 8.01.

                  SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

                  SECTION 8.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 8.11.

                  SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in additional to any other remedy at Law or equity.

                  SECTION 8.14. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in Articles III and IV shall survive the Closing until the second anniversary thereof.

                  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                           By: /s/ Pol Sikar
                                               ---------------------------------
                                               Name: Pol Sikar

                                           By: /s/ Galina Sikar
                                               ---------------------------------
                                               Name: Galina Sikar

                                           MONTROSE GLASS & MIRROR
                                           CORPORATION

                                           By: /s/ Pol Sikar
                                               ---------------------------------
                                               Name:  Pol Sikar
                                               Title: President

                                           DANONE FOODS, INC.

                                           By: /s/ Michael Harrison
                                               ---------------------------------
                                               Name:  Michael Harrison
                                               Title: Vice President

                                   SCHEDULE A

1. The "Company Profile and Representation" prepared by the Company and dated June 7, 1999; and

2. The "Due Diligence Findings" Report (without attachments), dated June 2, 1999, prepared for and on behalf of the Purchaser.

                                   SCHEDULE B

Name:                                                Shares:
----                                                 -------
Pol and Galina Sikar                                  8,200
Montrose Glass & Mirror Corporation                   1,800

                                                                      Exhibit 16



================================================================================




                     --------------------------------------

                            STOCK PURCHASE AGREEMENT

                     --------------------------------------


                                     Between

                            KIRGAM INTERNATIONAL INC.

                                       and

                               DANONE FOODS, INC.




                          Dated as of November 9, 1999

                                TABLE OF CONTENTS

Section                                                                     Page

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms...................................................1

                                   ARTICLE II

                                PURCHASE AND SALE

2.01.  Purchase and Sale of the Shares.........................................2
2.02.  Purchase Price..........................................................2
2.03.  Closing.................................................................3

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.01.  Authorization...........................................................3
3.02.  Ownership of Shares.....................................................3
3.03.  No Conflict.............................................................4
3.04.  Absence of Litigation...................................................4
3.05.  Brokers.................................................................4
3.06.  Disclosure; Access to Information.......................................4


                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization and Authority of the Purchaser.............................5
4.02.  No Conflict.............................................................5
4.03.  Investment Purpose......................................................5
4.04.  Brokers.................................................................5

Section                                                                     Page

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01.  Public Announcements....................................................6
5.02.  Further Action..........................................................6
5.03.  Investigation...........................................................6

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.01.  Condition to Obligations of the Seller..................................7
6.02.  Conditions to Obligations of the Purchaser..............................7

                                   ARTICLE VII

                                   TERMINATION

7.01.  Termination.............................................................7
7.02.  Effect of Termination...................................................8

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.01.  Waiver..................................................................8
8.02.  Expenses................................................................8
8.03.  Notices.................................................................8
8.04.  Headings...............................................................10
8.05.  Severability...........................................................10
8.06.  Entire Agreement.......................................................10
8.07.  Assignment.............................................................10
8.08.  No Third Party Beneficiaries...........................................10
8.09.  Amendment..............................................................10
8.10.  Governing Law..........................................................10
8.11.  Waiver of Jury Trial...................................................10
8.12.  Counterparts...........................................................11
8.13.  Specific Performance...................................................11
8.14.  Survival of Representations and Warranties.............................11

         STOCK PURCHASE AGREEMENT, dated as of November 9, 1999, between Kirgam International Inc., an Illinois corporation (the "Seller") and Danone Foods, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

         WHEREAS, the Seller owns at least 13,610 shares of common stock, no par value per share (the "Common Stock") of Lifeway Foods, Inc., an Illinois corporation (the "Company"); and

         WHEREAS, the Seller wishes to sell to the Purchaser, and the Purchaser wishes to purchase from the Seller, 13,600 shares of the Common Stock (such shares to be sold pursuant to this Agreement being individually, a "Share" and, collectively, the "Shares"), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Seller hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

         SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

         "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

         "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

         "Business" means the business of manufacturing, marketing and selling cultured, probiotic and functional food products in the health food industry and all other business which prior to the date hereof has been conducted by the Company and the Subsidiaries.

         "Closing" has the meaning specified in Section 2.03(a).

         "Closing Date" has the meaning specified in Section 2.03(a).

         "Common Stock" has the meaning specified in the recitals to this Agreement.

         "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

         "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Governmental Authority" means any United States federal, state, local, supranational or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

         "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

         "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

         "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

         "Purchase Price" has the meaning specified in Section 2.02.

                                   ARTICLE II

                                PURCHASE AND SALE

         SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller shall sell to the Purchaser, and the Purchaser shall purchase from the Seller, 13,610 Shares.

         SECTION 2.02. Purchase Price. The purchase price shall be $10.00 per Share (the "Purchase Price") payable as provided in Section 2.03(b).

         SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling at 10:00 A.M., New York time, on such date on or before October 31, 1999 as the Purchaser may determine, or at such other place or at such other time or on such other date as the Seller and the Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date").

         (b) At the Closing, (i) the Seller shall deliver or cause to be delivered to the Purchaser stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and (ii) the Purchaser shall, at the election of the Seller, (x) deliver to the Seller a certified check in the amount of $136,100, made payable to the order of the Seller or (y) pay to the Seller the amount of $136,100 by wire transfer of immediately available funds to the bank account designated by the Seller. The Seller agrees to provide the Purchaser with notice of such election at least one day prior to the Closing Date.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

         As an inducement to the Purchaser to enter into this Agreement, the Seller hereby represents and warrants to the Purchaser as follows:

         SECTION 3.01. Authorization. The Seller, if it is an individual, has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. The Seller, if it is a corporation or other legal entity, is duly organized, validly existing and in good standing under the laws of its incorporation or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Seller, the performance by the Seller of its obligations hereunder and the consummation by the Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Seller. This Agreement has been duly and validly executed and delivered by the Seller, and this Agreement constitutes a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms.

         SECTION 3.02. Ownership of Shares. The Seller has good and marketable title to, and is the record and beneficial owner of, the Shares, free and clear of all Encumbrances. Upon delivery of the Shares by the Seller to the Purchaser at the Closing and payment of the Purchase Price for the Shares, as herein provided, the Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances.

         SECTION 3.03. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by the Seller do not and will not (a) conflict with or violate any Law or Governmental Order applicable to the Seller or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, obligation or arrangement to which the Seller is a party or by which any of the Shares are bound or affected or which would have a material adverse effect on the ability of the Seller to consummate the transactions contemplated by this Agreement.

         SECTION 3.04. Absence of Litigation. There are no Actions by or against the Seller pending before any Governmental Authority (or, to the best knowledge of the Seller after due inquiry, threatened to be brought by or before any Governmental Authority) relating to or affecting the Shares or which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. The Seller is not subject to any Governmental Order (nor, to the best knowledge of the Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) relating to or affecting the Shares or which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

         SECTION 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller.

         SECTION 3.06. Disclosure; Access to Information. The Seller has received and reviewed the materials listed in Schedule A to this Agreement, but has not necessarily relied on all the information contained in such materials. The Seller acknowledges that the materials listed in Schedule A to this Agreement contain certain information concerning the Company and the Seller agrees to maintain, and to cause its Affiliates to maintain the confidentiality of any and all such information furnished to the Seller, except with the prior written consent of the Purchaser or as may be required by any Governmental Order.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          As an inducement to the Seller to enter into this Agreement, the Purchaser hereby represents and warrants to the Seller as follows:

         SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Seller party thereto) constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

         SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to the Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, by-laws or other similar organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which, with respect to clauses (b) and (c) above would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

         SECTION 4.03. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

         SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

         SECTION 5.01. Public Announcements. The Seller shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser, and the Seller shall cooperate with the Purchaser as to the timing and contents of any such press release or public announcement.

         SECTION 5.02. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

         SECTION 5.03. Investigation. (a) The Seller acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Business and the Shares, including with limitation, the value thereof, (ii) has been furnished with or given adequate access to such information as it has requested about the Company, the Business and the Shares and (iii) except as provided in this Agreement, will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Purchaser, the Company or such Persons concerning the Company, the Business or the Shares.

         (b) In connection with the Seller's investigation of the Company and the Business, the Seller may receive from the Purchaser and the Company, or their respective representatives, certain estimates, projections and other forecasts for the Company and the Business. The Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that the Seller is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of, and neither the Purchaser nor the Company shall have any responsibility with respect to, the adequacy and accuracy of any such estimates, projections, forecasts, plans and budgets so furnished to it, and that the Seller will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable with respect thereto.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         SECTION 6.01. Condition to Obligations of the Seller. The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects.

         SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior the Closing, of the condition that the representations and warranties of the Seller contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Seller at or prior to the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate signed by the Seller to such effect.

                                   ARTICLE VII

                                   TERMINATION

         SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:

         (a) by the mutual written consent of the Purchaser and the Seller;

         (b) by either the Purchaser or the Seller if the Closing shall not have occurred by December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

         (c) by either the Purchaser or the Seller in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

    Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

         (d) by the Purchaser if, between the date hereof and the time scheduled for the Closing, the Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against the Seller seeking to adjudicate it bankrupt or insolvent, or seeking arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

         SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

         SECTION 8.01. Waiver. The Seller and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

         SECTION 8.02. Expenses. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         (b) The Seller will pay any stamp duties, capital duties and taxes payable upon the sale of the Shares.

         SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

         (a) if to the Seller:

             543 Greenwood Road
             Northbrook, IL 60062
             Fax: (847) 564-9549
             Attention: Boris Mankovsky

         (b) if to the Purchaser:

             Danone Foods, Inc.
             120 White Plains Road
             Tarrytown, New York 10591
             Fax: (914) 366-2865
             Attention: General Counsel

             with a copy to:

             Groupe Danone
             7 rue de Teheran
             75381 Paris Cedex 08
             Fax: 33-1-44-352-554
             Attention: General Counsel

             and a copy to:

             Groupe Danone
             7 rue de Teheran
             75381 Paris Cedex 08
             Fax: 33-1-44-352-097
             Attention: Director of Corporate Development

                      and

             Shearman & Sterling
             599 Lexington Avenue
             New York, NY  10022
             Telecopy:  212-848-7179
             Attention:  John J. Madden, Esq.

         SECTION 8.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

         SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

         SECTION 8.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

         SECTION 8.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Seller and the Purchaser (which consent may be granted or withheld in the sole discretion of the Seller or the Purchaser); provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Seller.

         SECTION 8.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

         SECTION 8.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Seller and the Purchaser or (b) by a waiver in accordance with Section 8.01.

         SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

         SECTION 8.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto
(a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this
Section 8.11.

         SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in additional to any other remedy at Law or equity.

         SECTION 8.14. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in Articles III and IV shall survive the Closing until the second anniversary thereof.

         IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          KIRGAM INTERNATIONAL INC.


                                          By:   /s/ Boris Mankovsky
                                             -----------------------------------
                                             Name:  Boris Mankovsky
                                             Title: President


                                          DANONE FOODS, INC.


                                          By:   /s/ Michael Harrison
                                             -----------------------------------
                                             Name:  Michael Harrison
                                             Title: Vice President

                                   SCHEDULE A

1. The "Company Profile and Representation" prepared by the Company and dated June 7, 1999; and

2. The "Due Diligence Findings" Report (without attachments), dated June 2, 1999, prepared for and on behalf of the Purchaser.

                                                                      Exhibit 17

================================================================================




                     --------------------------------------

                            STOCK PURCHASE AGREEMENT

                     --------------------------------------


                                     Between

                                PATRICK W. SHAW,
                      THE ROGER D. SHAW TRUST U/A/D 7/28/33
                             F/B/O MARGARET W. SHAW,
                    THE WILLIAM W. SHAW TRUST U/A/D 12/28/63

                                       and

                               DANONE FOODS, INC.



                          Dated as of November 10, 1999




================================================================================

                                TABLE OF CONTENTS

Section                                                                   Page
-------                                                                   ----

                                    ARTICLE I

                                   DEFINITIONS

1.01.  Certain Defined Terms...............................................1

                                   ARTICLE II

                                PURCHASE AND SALE

2.01.  Purchase and Sale of the Shares.....................................2
2.02.  Purchase Price......................................................2
2.03.  Closing.............................................................3

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

3.01.  Authorization.......................................................3
3.02.  Ownership of Shares.................................................4
3.03.  No Conflict.........................................................4
3.04.  Absence of Litigation...............................................4
3.05.  Brokers.............................................................4
3.06.  Disclosure; Access to Information...................................4

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

4.01.  Organization and Authority of the Purchaser.........................5
4.02.  No Conflict.........................................................5
4.03.  Investment Purpose..................................................5
4.04.  Brokers.............................................................5

Section                                                                   Page
-------                                                                   ----

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

5.01.  Public Announcements................................................6
5.02.  Further Action......................................................6
5.03.  Investigation.......................................................6

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

6.01.  Condition to Obligations of the Seller..............................7
6.02.  Conditions to Obligations of the Purchaser..........................7

                                   ARTICLE VII

                                   TERMINATION

7.01.  Termination.........................................................7
7.02.  Effect of Termination...............................................8

                                  ARTICLE VIII

                               GENERAL PROVISIONS

8.01.  Waiver..............................................................8
8.02.  Expenses............................................................8
8.03.  Notices.............................................................8
8.04.  Headings...........................................................10
8.05.  Severability.......................................................10
8.06.  Entire Agreement...................................................10
8.07.  Assignment.........................................................10
8.08.  No Third Party Beneficiaries.......................................10
8.09.  Amendment..........................................................10
8.10.  Governing Law......................................................10
8.11.  Waiver of Jury Trial...............................................10
8.12.  Counterparts.......................................................11
8.13.  Specific Performance...............................................11
8.14.  Survival of Representations and Warranties.........................11

                  STOCK PURCHASE AGREEMENT, dated as of November 10, 1999, between Patrick W. Shaw, the Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw and the William W. Shaw Trust U/A/D 12/28/63 (each a "Seller", and collectively, the "Sellers") and Danone Foods, Inc., a Delaware corporation (the "Purchaser").

                              W I T N E S S E T H:

                  WHEREAS, the Sellers own at least 5,000 shares of common stock, no par value per share (the "Common Stock") of Lifeway Foods, Inc., an Illinois corporation (the "Company"); and

                  WHEREAS, the Sellers wish to sell to the Purchaser, and the Purchaser wishes to purchase from the Sellers, 5,000 shares of the Common Stock (such shares to be sold pursuant to this Agreement being individually, a "Share" and, collectively, the "Shares"), upon the terms and subject to the conditions set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the Purchaser and the Sellers hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

                  SECTION 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

                  "Action" means any claim, action, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

                  "Affiliate" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

                  "Business" means the business of manufacturing, marketing and selling cultured, probiotic and functional food products in the health food industry and all other business which prior to the date hereof has been conducted by the Company and the Subsidiaries.

                  "Closing" has the meaning specified in Section 2.03(a).

                  "Closing Date" has the meaning specified in Section 2.03(a).

                  "Common Stock" has the meaning specified in the recitals to this Agreement.

                  "control" (including the terms "controlled by" and "under common control with"), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise, including, without limitation, the ownership, directly or indirectly, of securities having the power to elect a majority of the board of directors or similar body governing the affairs of such Person.

                  "Encumbrance" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement or restriction of any kind, including, without limitation, any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Governmental Authority" means any United States federal, state, local, supranational or any foreign government, governmental, regulatory or administrative authority, agency or commission or any court, tribunal, or judicial or arbitral body.

                  "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

                  "Law" means any federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, other requirement or rule of law.

                  "Person" means any individual, partnership, firm, corporation, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended.

                  "Purchase Price" has the meaning specified in Section 2.02.

                                   ARTICLE II

                                PURCHASE AND SALE

                  SECTION 2.01. Purchase and Sale of the Shares. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Sellers shall sell to the Purchaser, and the Purchaser shall purchase from the Sellers, 5,000 Shares.

                  SECTION 2.02. Purchase Price. The purchase price shall be $10.00 per Share (the "Purchase Price") payable as provided in Section 2.03(b).

                  SECTION 2.03. Closing. (a) Subject to the terms and conditions of this Agreement, the sale and purchase of the Shares contemplated by this Agreement shall take place at a closing (the "Closing") to be held at the offices of Shearman & Sterling at 10:00 A.M., New York time, on such date on or before November 30, 1999 as the Purchaser may determine, or at such other place or at such other time or on such other date as the Sellers and the Purchaser may mutually agree upon in writing (the date on which the Closing takes place being the "Closing Date").

                  (b) At the Closing, (i) the Sellers shall deliver or cause to be delivered to the Purchaser stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Purchaser and (ii) the Purchaser shall, at the election of the Sellers, (x) deliver to the Sellers a certified check in the amount of $20,000, made payable to the order of Patrick W. Shaw, a certified check in the amount of $10,000, made payable to the order of Roger D. Shaw Trust U/A/D 7/28/33 F/B/O Margaret W. Shaw, a certified check in the amount of $20,000, made payable to the order of William W. Shaw Trust U/A/D 12/28/63 or
(y) pay to the Sellers the amount of $50,000 by wire transfer of immediately available funds to the bank accounts designated by the Sellers. The Sellers agree to provide the Purchaser with notice of such election at least one day prior to the Closing Date.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLER

                  As an inducement to the Purchaser to enter into this Agreement, each of the Sellers hereby, severally but not jointly, represent and warrant to the Purchaser as follows:

                  SECTION 3.01. Authorization. Each Seller, if it is an individual, has all requisite right, power and authority and full legal capacity to execute and deliver this Agreement, to perform his or her obligations hereunder and to consummate the transactions contemplated hereby. Each Seller, if it is a corporation or other legal entity, is duly organized, validly existing and in good standing under the laws of its incorporation or formation and has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by such Seller, the performance by such Seller of its obligations hereunder and the consummation by such Seller of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Seller. This Agreement has been duly and validly executed and delivered by each Seller, and this Agreement constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms.

                  SECTION 3.02. Ownership of Shares. Each Seller has good and marketable title to, and is the record and beneficial owner of, the number of Shares set forth next to such Seller's name in Schedule B to this Agreement, free and clear of all Encumbrances. Upon delivery of the Shares by the Sellers to the Purchaser at the Closing and payment of the Purchase Price for the Shares, as herein provided, the Purchaser will receive good and marketable title to the Shares, free and clear of all Encumbrances.

                  SECTION 3.03. No Conflict. Except as may result from any facts or circumstances relating solely to the Purchaser, the execution, delivery and performance of this Agreement by each Seller do not and will not (a) conflict with or violate any Law or Governmental Order applicable to such Seller or (b) conflict with, result in any breach of, constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation or cancellation of, or result in the creation of any Encumbrance on any of the Shares pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument, obligation or arrangement to which such Seller is a party or by which any of the Shares are bound or affected or which would have a material adverse effect on the ability of such Seller to consummate the transactions contemplated by this Agreement.

                  SECTION 3.04. Absence of Litigation. There are no Actions by or against any Seller pending before any Governmental Authority (or, to the best knowledge of such Seller after due inquiry, threatened to be brought by or before any Governmental Authority) relating to or affecting the Shares or which could affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby. Each Seller is not subject to any Governmental Order (nor, to the best knowledge of each Seller, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) relating to or affecting the Shares or which would affect the legality, validity or enforceability of this Agreement or the consummation of the transactions contemplated hereby.

                  SECTION 3.05. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each Seller.

                  SECTION 3.06. Disclosure; Access to Information. Each Seller has received and reviewed the materials listed in Schedule A to this Agreement, but has not necessarily relied on all the information contained in such materials. Each Seller acknowledges that the materials listed in Schedule A to this Agreement contain certain information concerning the Company and each Seller agrees to maintain, and to cause its Affiliates to maintain the confidentiality of any and all such information furnished to each Seller, except with the prior written consent of the Purchaser or as may be required by any Governmental Order or judicial proceeding.

                                   ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

                  As an inducement to the Sellers to enter into this Agreement, the Purchaser hereby represents and warrants to the Sellers as follows:

                  SECTION 4.01. Organization and Authority of the Purchaser. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Purchaser has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Purchaser, the performance by the Purchaser of its obligations hereunder and the consummation by the Purchaser of the transactions contemplated hereby have been duly authorized by all requisite action on the part of the Purchaser. This Agreement has been duly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the Sellers thereto) constitute legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their terms.

                  SECTION 4.02. No Conflict. Except as may result from any facts or circumstances relating solely to any Seller, the execution, delivery and performance of this Agreement by the Purchaser do not and will not (a) violate, conflict with or result in the breach of any provision of the certificate of incorporation, by-laws or other similar organizational documents of the Purchaser, (b) conflict with or violate any Law or Governmental Order applicable to the Purchaser or (c) conflict with, or result in any breach of, constitute a default (or event which with the giving of notice or lapse or time, or both, would become a default) under, require any consent under, or give to others any rights of termination, amendment, acceleration, suspension, revocation, or cancellation of, or result in the creation of any Encumbrance on any of the assets or properties of the Purchaser pursuant to, any note, bond, mortgage or indenture, contract, agreement, lease, sublease, license, permit, franchise or other instrument or arrangement to which the Purchaser is a party or by which any of such assets or properties are bound or affected which, with respect to clauses (b) and (c) above would have a material adverse effect on the ability of the Purchaser to consummate the transactions contemplated by this Agreement.

                  SECTION 4.03. Investment Purpose. The Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

                  SECTION 4.04. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser.

                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  SECTION 5.01. Public Announcements. The Sellers shall not make, or cause to be made, any press release or public announcement in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the Purchaser, and the Sellers shall cooperate with the Purchaser as to the timing and contents of any such press release or public announcement.

                  SECTION 5.02. Further Action. Each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all appropriate action, do or cause to be done all things necessary, proper or advisable under applicable Law, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated hereby.

                  SECTION 5.03. Investigation. (a) Each Seller acknowledges and agrees that it (i) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Company, the Business and the Shares, including with limitation, the value thereof, (ii) has been furnished with or given adequate access to such information as it has requested about the Company, the Business and the Shares and (iii) except as provided in this Agreement, will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to information furnished by the Purchaser, the Company or such Persons concerning the Company, the Business or the Shares.

                  (b) In connection with each Seller's investigation of the Company and the Business, each Seller may receive from the Purchaser and the Company, or their respective representatives, certain estimates, projections and other forecasts for the Company and the Business. Each Seller acknowledges that there are uncertainties inherent in attempting to make such estimates, projections, forecasts, plans and budgets, that such Seller is familiar with such uncertainties, that it is taking full responsibility for making its own evaluation of, and neither the Purchaser nor the Company shall have any responsibility with respect to, the adequacy and accuracy of any such estimates, projections, forecasts, plans and budgets so furnished to it, and that such Seller will not assert any claim against the Purchaser, the Company or any of their respective directors, officers, employees, agents, stockholders, Affiliates, consultants, investment bankers or representatives, or hold the Purchaser, the Company or any such Persons liable with respect thereto.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

                  SECTION 6.01. Condition to Obligations of the Seller. The obligations of each Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the condition that the representations and warranties of the Purchaser contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date, with the same force and effect as if made as of the Closing Date, and the covenants and agreements contained in this Agreement to be complied with by the Purchaser at or prior to the Closing shall have been complied with in all material respects.

                  SECTION 6.02. Conditions to Obligations of the Purchaser. The obligations of the Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior the Closing, of the condition that the representations and warranties of the Sellers contained in this Agreement shall have been true and correct when made and shall be true and correct in all material respects as of the Closing Date with the same force and effect as if made as of the Closing Date, the covenants and agreements contained in this Agreement to be complied with by the Sellers at or prior to the Closing shall have been complied with in all material respects, and the Purchaser shall have received a certificate signed by each Seller to such effect.

                                   ARTICLE VII

                                   TERMINATION

                  SECTION 7.01. Termination. This Agreement may be terminated at any time prior to the Closing:

                  (a) by the mutual written consent of the Purchaser and the Sellers;

                  (b) by either the Purchaser or the Sellers if the Closing shall not have occurred by December 31, 1999; provided, however, that the right to terminate this Agreement under this Section 7.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date;

                  (c) by either the Purchaser or the Sellers in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this

         Agreement and such order, decree, ruling or other action shall have become final and nonappealable; or

                  (d) by the Purchaser if, between the date hereof and the time scheduled for the Closing, any Seller makes a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against any Seller seeking to adjudicate it bankrupt or insolvent, or seeking arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency or reorganization.

                  SECTION 7.02. Effect of Termination. In the event of termination of this Agreement as provided in Section 7.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except that nothing herein shall relieve any party from liability for any breach of this Agreement.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  SECTION 8.01. Waiver. The Sellers and the Purchaser may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Any waiver of any term or condition shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition, of this Agreement. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

                  SECTION 8.02. Expenses. (a) Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

                  (b) The Sellers will pay any stamp duties, capital duties and taxes payable upon the sale of the Shares.

                  SECTION 8.03. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by courier service, by cable, by telecopy, by telegram, by telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

                  (a)      if to the Sellers:

                           Thomasville Route Box 60B
                           Birch Tree, MO 65438
                           Fax: (417) 764-3706
                           Attention: William W. Shaw

                  (b)      if to the Purchaser:

                           Danone Foods, Inc.
                           120 White Plains Road
                           Tarrytown, New York 10591
                           Fax: (914) 366-2865
                           Attention: General Counsel

                           with a copy to:

                           Groupe Danone
                           7 rue de Teheran
                           75381 Paris Cedex 08
                           Fax: 33-1-44-352-554
                           Attention: General Counsel

                           and a copy to:

                           Groupe Danone
                           7 rue de Teheran
                           75381 Paris Cedex 08
                           Fax: 33-1-44-352-097
                           Attention: Director of Corporate Development

                                    and

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY  10022
                           Telecopy:  212-848-7179
                           Attention:  John J. Madden, Esq.

                  SECTION 8.04. Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

                  SECTION 8.05. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  SECTION 8.06. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties hereto with respect to the subject matter hereof and thereof.

                  SECTION 8.07. Assignment. This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Sellers and the Purchaser (which consent may be granted or withheld in the sole discretion of the Sellers or the Purchaser); provided, however, that the Purchaser may assign this Agreement to an Affiliate of the Purchaser without the consent of the Sellers.

                  SECTION 8.08. No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

                  SECTION 8.09. Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Purchaser or (b) by a waiver in accordance with Section 8.01.

                  SECTION 8.10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Illinois, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

                  SECTION 8.11. Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement.

Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, by, among other things, the mutual waivers and certifications in this Section 8.11.

                  SECTION 8.12. Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                  SECTION 8.13. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in additional to any other remedy at Law or equity.

                  SECTION 8.14. Survival of Representations and Warranties. The representations and warranties of the parties hereto contained in Articles III and IV shall survive the Closing until the second anniversary thereof.

                  IN WITNESS WHEREOF, each of the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          PATRICK W. SHAW

                                          By: /s/ Patrick W. Shaw
                                              ---------------------------------
                                              Name:  Patrick W. Shaw
                                              Title: Owner

                                          ROGER D. SHAW TRUST U/A/D 7/28/33
                                          F/B/O MARGARET W. SHAW

                                          By: /s/ William W. Shaw
                                              ---------------------------------
                                              Name:  William W. Shaw
                                              Title: Trustee

                                          WILLIAM W. SHAW TRUST
                                          U/A/D 12/28/63

                                          By: /s/ Roger D. Shaw Jr.
                                              ---------------------------------
                                              Name:  Roger D. Shaw Jr
                                              Title: Trustee

                                          DANONE FOODS, INC.

                                          By: /s/ Michael Harrison
                                              ---------------------------------
                                              Name:  Michael Harrison
                                              Title: Vice President

                                   SCHEDULE A

1. The "Company Profile and Representation" prepared by the Company and dated June 7, 1999; and

2. The "Due Diligence Findings" Report (without attachments), dated June 2, 1999, prepared for and on behalf of the Purchaser.

                                   SCHEDULE B

Name:                                          Shares:
-----                                          -------

Patrick W. Shaw                                2,000
Roger D. Shaw Trust                            1,000
U/A/D 7/28/33
F/B/O Margaret W. Shaw
William W. Shaw Trust                          2,000
U/A/D 12/28/63

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